UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2005

DICKIE WALKER MARINE, INC.

(Exact name of registrant specified in charter)

Delaware	333-124778	33-0931599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 South Coast Highway

Oceanside CA 92054

(Address of principal executive offices) (Zip Code)

(760) 450-0360

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Dickie Walker Marine, Inc. (“Dickie Walker”) (DWMA.PK) and Intelligent Energy Holdings Plc (“Intelligent Energy”) announced today that the companies have executed a Mutual Release Agreement (the “Release Agreement”) terminating and releasing all obligations or potential claims arising from their Acquisition Agreement dated February 3, 2005 (the “Acquisition Agreement”), pursuant to which Dickie Walker agreed to make an offer for the entire issued share capital of Intelligent Energy. The Mutual Release Agreement is contingent upon the approval of its terms by the Intelligent Energy shareholders at an Extraordinary General Meeting of Intelligent Energy to be held on or about October 31, 2005, and a cash payment by Intelligent Energy to Dickie Walker of US $500,000 (the “Settlement Payment”) within two days of receipt of such approval from the Intelligent Energy shareholders (the “Expiration Date”). Dickie Walker no longer intends to make an offer for the share capital of Intelligent Energy and, pursuant to the Release Agreement, is withdrawing its pending registration statement on Form S-4 containing the joint proxy statement/prospectus pertaining to the proposed offer concurrent with the announcement of the executed Release Agreement.

Pursuant to the terms of the Release Agreement, during the period from the date of the Release Agreement until the date of the Settlement Payment, the parties shall treat the Acquisition Agreement as terminated and shall not be obligated or otherwise subject to any liability under the terms of the Acquisition Agreement, except for those certain, limited terms which survive as set forth in the Acquisition Agreement. Further, during that period the parties agree to not initiate any claims against each other. Upon completion of the Settlement Payment prior to the Expiration Date, the Acquisition Agreement shall be officially terminated and the parties shall fully and completely release and discharge each other from any and all claims, causes of action, demands or liability of any and every character, known or unknown, contingent or matured, that either may have had against the other in relation to or arising from the subject matter of the proposed offer and any action, event or non-event arising out of or related thereto, including, but not limited, to the Acquisition Agreement, any related waivers or consents, or the Release Agreement itself. If Intelligent Energy does not complete the Settlement Payment prior to the Expiration Date, or upon a petition being presented or order being made for the winding up of the Intelligent Energy or the appointment of a liquidator or provisional liquidator of Intelligent Energy or the granting of an administration order in relation to Intelligent Energy, Intelligent Energy and Dickie Walker shall have the rights under the Acquisition Agreement each such party shall have had as of the date of the Release Agreement.

The executed Mutual Release Agreement is filed herewith as Exhibit 10.1. A copy of the press release announcing the execution of the Mutual Release Agreement and withdrawal of the registration statement on Form S-4 is filed herewith as Exhibit 99.1.

Item 1.02.	Termination of a Material Definitive Agreement.

As noted under Item 1.01, Dickie Walker and Intelligent Energy announced today that the companies have executed a Mutual Release Agreement terminating and releasing all obligations or potential claims arising from their Acquisition Agreement, pursuant to which Dickie Walker agreed to make an offer for the entire issued share capital of Intelligent Energy, subject to satisfaction of applicable regulatory requirements, stockholder approval, and other conditions and pre-conditions to the offer. As a result of unforeseen difficulties and delays and uncertain support for the transaction from Intelligent Energy’s shareholders, Dickie Walker and Intelligent Energy have agreed to terminate the Acquisition Agreement, and there will be no formal offer for Intelligent Energy’s outstanding securities. Upon final termination of the Acquisition Agreement pursuant to the terms of the Mutual Release Agreement, the parties will have no ongoing relationship.

The information provided pursuant to Item 1.01 regarding the terms and conditions of the termination pursuant to the Mutual Release Agreement is also hereby incorporated by reference under Item 1.02.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit Number	Description

10.1	Mutual Release Agreement executed October 10, 2005 by and between Dickie Walker Marine, Inc. and Intelligent Energy Holdings plc

99.1	Press release issued October 14, 2005 announcing the execution of the Mutual Release Agreement and withdrawal of the registration statement on Form S-4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICKIE WALKER MARINE, INC.

Date: October 14, 2005	By:	/s/ Gerald W. Montiel
Gerald W. Montiel Chairman, Chief Executive Officer and President (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Mutual Release Agreement executed October 10, 2005 by and between Dickie Walker Marine, Inc. and Intelligent Energy Holdings plc

99.1	Press release issued October 14, 2005 announcing the execution of the Mutual Release Agreement and withdrawal of the registration statement on Form S-4